EXHIBIT 99.1

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

ANNOUNCES OIL AND GAS RESULTS FOR THIRD QUARTER 2015

Company Continues to Grow Number of Oil Wells Treated with Excelyte®

LITTLE RIVER, S.C., November 18, 2015 – Integrated Environmental Technologies, Ltd. (OTCQB: IEVM) today announced that as of the end of the third quarter 2015, it was providing Excelyte® well maintenance treatments on 198 oil wells. This represents an increase of 14 oil wells, or 8%, over the number of wells under treatment in the second quarter 2015 and an increase of 163 wells, or 466%, over the number of wells being treated at December 31, 2014. The Company performed 367 Excelyte® well maintenance treatments in each of the second and third quarter 2015 and 1,076 treatments during the nine months ended September 30, 2015.

David R. LaVance, the Company’s President and Chief Executive Officer, commented, “While our growth in the number of new oil wells slowed during the third quarter 2015, we are pleased that the number of Excelyte® well maintenance treatments has remained steady indicating our customers’ satisfaction with our product. We believe that the slower growth rate of new wells using Excelyte® is primarily attributable to the overall budget constraints of our customers and an extended evaluation period for new products at the producer level, both of which are a direct result of the general downturn in the oil and gas sector resulting from the falling price of oil”.

At the end of September 2015, the Company opened a production facility in Pecos, Texas to service the West Texas Region of the Permian Basin. The Company now operates three production facilities, one in the Uinta Basin in Utah, one in the New Mexico region of the Permian Basin and the above mentioned West Texas facility. The Company is in the process of opening a production facility in the Western Gulf Basin (Eagle Ford Shale) located in South Texas.

Mr. LaVance further commented, “With the addition of our facility in West Texas, the anticipated opening of our South Texas facility during the fourth quarter 2015 and the hiring of additional personnel in the oil and gas division, I believe we are in a good position to increase our growth rate in the fourth quarter 2015. We have already added 32 new oil wells in the fourth quarter, bringing the total number of oil wells being treated to 230.”

Hydrogen sulfide is a toxic and corrosive chemical that frequently appears in oil and gas production. Excelyte® acts as a biocide and as a hydrogen sulfide eliminator/scavenger that kills sulfate-reducing bacteria, which are known to produce hydrogen sulfide. The Company’s current down-hole well maintenance treatments consist of regularly scheduled Excelyte® treatments on oil production wells that contain bacteria which can corrode well equipment and well linings; contain bacteria that can sour the oil produced; and/or test positive for hydrogen sulfide. Excelyte® well maintenance treatments are attractive to E&P operators because Excelyte® is both an effective biocide and a hydrogen sulfide scavenger that has been shown to reduce well maintenance costs and improve safety.

About Integrated Environmental Technologies, Ltd.

Integrated Environmental Technologies, Ltd. is a publicly-traded company that operates through its wholly-owned operating subsidiary, I.E.T., Inc. All of the Company’s products and services are marketed and sold under the umbrella brand name, EcoTreatments™. The Company markets and sells its anolyte disinfecting solution under the Excelyte® brand name, which is produced by the Company’s proprietary EcaFlo® equipment that utilizes an electrolytic process known as electrochemical activation to reliably produce environmentally responsible solutions for cleaning, sanitizing and disinfecting. Excelyte® solutions are EPA-registered, hard-surface disinfectants and sanitizers approved for hospital-level use and are also approved for use as a biocide in oil and gas drilling. The products can be used anywhere there is a need to control bacteria and viruses. The Company’s EcaFlo® equipment also produces a cleaning solution that the Company markets under the Catholyte Zero™ brand name. Catholyte Zero™ solutions are environmentally friendly cleansers and degreasers for janitorial, sanitation and food processing uses. To learn more, visit www.ecotreatments.com.

Forward-Looking Statements

Statements about the company’s future expectations and all other statements in this press release other than historical facts are forward-looking statements. Such statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from expected results. Among these risks, trends and uncertainties are economic conditions both generally and within the industries in which the company may participate; competition within the company’s chosen industries, including competition from much larger competitors; technological advances; available capital; regulatory approval; and failure by the company to successfully develop or acquire products and form new business relationships. Since these statements involve risks and uncertainties and are subject to change at any time, the company’s actual results could differ materially from expected results.

Contacts:

Integrated Environmental Technologies, Ltd.

Thomas S. Gifford

732-820-1415

tgifford@ietltd.net

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